Exhibit 99.1

Contact:	Ina Cu Investor Relations Cell Genesys, Inc. 650-266-3200

CELL GENESYS, INC. ANNOUNCES EXERCISE OF INITIAL PURCHASERS’ OPTION FOR
ADDITIONAL $35 MILLION OF CONVERTIBLE SENIOR NOTES

SOUTH SAN FRANCISCO, Calif., November 17, 2004 — Cell Genesys, Inc. (Nasdaq: CEGE) today announced that the initial purchasers in its private placement of $110 million of 3.125% Convertible Senior Notes due 2011 have elected to exercise in full their option to purchase an additional $35 million in principal amount of the notes. The notes will be convertible into Cell Genesys common stock at a conversion price of $9.10 per share of common stock. The exercise of the option will bring the gross proceeds of the private placement to $145 million upon closing.

As previously announced, Cell Genesys has used a portion of the net proceeds from the offering to repay all of its outstanding bank loans totaling $95 million and thereby eliminate restrictions on approximately $60 million of the company’s current cash balance. The company intends to use remaining proceeds to fund general corporate purposes.

The notes and common stock issuable upon conversion of the notes have not been registered under the Securities Act of 1933, as amended, or applicable state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an applicable exemption from the registration requirements of the Securities Act of 1933, as amended, and applicable state securities laws.

This press release is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

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